CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Fortitude Life Insurance and Annuity Company of our report dated March 22, 2023 relating to the financial statements, which appears in Fortitude Life Insurance and Annuity Company's Annual Report on Form 10-K for the year ended December 31, 2022.

/s/PricewaterhouseCoopers LLP
Nashville, Tennessee
November 9, 2023